EXHIBIT 99.1

Cortland Bancorp Profits Up 13% for the Year 2015

CORTLAND, Ohio, Jan. 27, 2016 (GLOBE NEWSWIRE) -- Cortland Bancorp (OTCQB:CLDB), the holding company for Cortland Savings and Banking Company, today reported net income climbed to $4.4 million, or $0.97 per share, for 2015, compared to $3.9 million, or $0.85 per share, for 2014.  The full year results were supported by a strong fourth quarter with net income of $1.1 million, or $0.24 per share, double that for the fourth quarter of 2014 at $543,000, or $0.12 per share.  All results are unaudited.

“Highlighted by robust loan and deposit production, our 2015 results were the best earnings we have reported in nine years,” said James M. Gasior, President and Chief Executive Officer.  “The growth of our loan portfolio and deposit mix demonstrates our continuing ability to expand and deepen relationships with our current customer base, as well as gain new customers and market share.  We are diversifying our loan portfolio from predominantly CRE loans to include more C&I loans, which increased to 22% of the portfolio at year end from 20% a year ago.  In addition, our new line of Kasasa deposit products is not only popular with our existing customers, but is also attracting new customers, resulting in a deeper penetration into our market area.”

“We recently announced the transition of our Cortland Investment Group to Private Wealth Management capabilities with the addition of a leading advisory services team,” Gasior said.  “Cortland Private Wealth Management will have a transparent approach to wealth management offering an expanded line of investment products and services.  Our customers will have access to expertise, specialists and insights to assist in reaching personal investment goals.  Custodial options will include LPL Financial, Charles Schwab and Fidelity.  We believe the timing of expanding these capabilities bodes well for us as the regional Ohio economy appears poised to improve in the coming year.”  Unemployment in Ohio is around 4.4%.  Akron’s unemployment is at 4.6% and Cleveland at 5.3%.  That’s the lowest for Akron since third quarter 2001 and the lowest for Cleveland since the beginning of 2007.  http://www.crainscleveland.com/article/20151208/NEWS/151209799/ohio-economy-poised-for-strong-growth-in-2016

2015 Highlights (at, or for the period ended December 31, 2015):

  Earnings per share of $0.24 for the fourth quarter of 2015 doubled from a year ago.

  In 2015, earnings per share grew 14% to $0.97 from $0.85 in 2014.

  Net interest income improved 4% to $4.7 million for the fourth quarter of 2015, from $4.5 million for the fourth quarter of 2014, and grew 2% from $4.7 million on a linked quarter basis.  For the full year 2015, net interest income grew 4% to $18.5 million, compared to $17.8 million for 2014.

  Non-interest income (excluding securities gains) was $903,000 for the fourth quarter of 2015, compared to $898,000 for the fourth quarter a year ago, and $999,000 for the third quarter of 2015, reflecting strong contributions from mortgage banking and wealth management.  For 2015, non-interest income grew 20% to $3.8 million from $3.2 million for 2014.

  Net interest margin (“NIM”) for the quarter contracted 5 basis points to 3.63% year-over-year and 4 basis points on a linked quarter basis.  NIM is in line with the 3.61% for the 639 banks that make up the SNL Micro-Cap U.S. Bank Index for the third quarter of 2015. For the full year in 2015, NIM was 3.65%.

  Total loans grew 9%, or $34.1 million, year-over-year, to $394.3 million.

  Total deposits grew 9% to $496.4 million year-over-year.

  The allowance for loan losses, as a percentage of total loans, was 1.32% at December 31, 2015, compared to 1.44% a year ago and 1.44% at September 30, 2015.

  Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 15.08% and tangible equity to tangible assets of 9.26%.

  Two well-known and highly respected community leaders, both of whom were banking executives and board directors in prior years, were appointed to the board of the holding company and the bank, at year end:  J. Martin Erbaugh, President of JM Erbaugh Co., and Thomas P. Perciak, Mayor of Strongsville, Ohio.

Operating Results

Net Interest Margin

“The historic long running low interest rate environment presents a difficult challenge to improve margins year to year,” said David Lucido, Senior Vice President and Chief Financial Officer.  “Cortland has focused its efforts on increasing loans as a percentage of earning assets, thereby reaping a higher yield versus other investment alternatives.  These efforts have minimized margin compression.”  The net interest margin was 3.63% for the fourth quarter of 2015, compared to 3.68% for the fourth quarter a year ago and 3.67% from the preceding quarter.  For the full year, NIM was 3.65% compared to 3.67% for 2014.

Non-Interest Income

Given the challenging interest rate environment, non-interest income is increasingly important.  Cortland has invested into two business lines in recent years that have paid benefits in 2015.  “Contributions from wealth management fees and net gains from our mortgage banking operation continue to add appreciably to our non-interest income both year-over-year and on a linked quarter basis.  Strong volumes for home purchases and refinancing highlighted the fourth quarter compared to the preceding quarter where new home purchases were dominant,” added Gasior.  Fee income from the Cortland Investment Group contributed $435,000 to non-interest income for 2015 compared to $313,000 for 2014.  Gains from mortgage banking increased by 78% to $785,000 for the full year 2015 compared to $440,000 for 2014.  Total Non-interest income, excluding investment gains and losses, totaled $903,000 for the fourth quarter of 2015, compared to $898,000 for the fourth quarter of 2014, and $999,000 for the third quarter of 2015.  Non-interest income increased 20% to $3.8 million for the year 2015, compared to $3.2 million for 2014.

Home sales rose by 6.6% in 2015 in Northeast Ohio, based on 15 counties consistently tracked by the Northern Ohio Regional Multiple Listing Service.  Listing-service data show that buyers snapped up 43,990 new and previously owned homes across a 15-county area during 2015. That’s approximately 2,400 more sales than 2014.  http://www.cleveland.com/business/index.ssf/2016/01/northeast_ohio_home_sales_xxxx.html#incart_river_index

Operating Expenses

Non-interest expense for the fourth quarter of 2015 was $4.2 million, 2% higher than the fourth quarter a year ago and 5% higher than third quarter of 2015.  For the full year 2015, non-interest expense was $16.4 million, 6% higher compared to $15.5 million for 2014.  The increase in operating expenses in the quarter and the full year reflects the Company’s continuing investment in the mortgage banking and wealth management businesses, as well as the newest branch expansion into Canfield.

The efficiency ratio for the fourth quarter of 2015 was 72.28% compared to 72.72% for the fourth quarter of 2014, and 67.42% for the third quarter of 2015.  For the year 2015, the efficiency ratio was 70.46% compared to 69.78% for 2014.

Balance Sheet and Asset Quality

Total assets increased by 8% to $612.4 million at December 31, 2015, compared to $568.9 million at December 31, 2014, and increased 7% from $570.3 million at September 30, 2015.

“We had another strong quarter of loan production in the fourth quarter,” commented Gasior.  “Total loans increased 9% in 2015 from a year ago, with a majority of the loan production coming from commercial real estate (CRE) which increased 6% and new C&I loans, which increased 17% in 2015.  Our loan origination pipeline looks promising, and we expect loan demand to remain strong in 2016.  Our bankers continue to expand existing relationships and create new ones.”

Total loans grew 9% to $394.3 million at December 31, 2015, compared to $360.2 million at December 31, 2014.  The loan portfolio is diversified, composed of both retail and business with commercial real estate loans accounting for 60%, of which 17% were owner-occupied by businesses.  Commercial loans, which year-to-date have grown by $12.3 million, accounted for 21% while residential 1-4 loans accounted for 12%.  Consumer and home equity loans accounted for 7% of total loans.

Total deposits increased 9% year-over-year and 9% on a linked quarter basis to $496.4 million, at December 31, 2015.  Noninterest-bearing deposits accounted for 22% of total deposits; interest-bearing demand deposits accounted for 8%, while money market and savings accounted for 44% of total deposits. Certificates of deposits were 26% of the deposit mix.

Nonperforming assets (NPAs) were 2.02% of total assets at December 31, 2015, compared to 1.77% of total assets a year earlier and 1.63% of total assets at September 30, 2015. "Overall our credit quality remains stable with nonperforming loans at 2.94% of total loans at quarter end.  The increase in nonperforming loans year-over-year and on a linked quarter basis is primarily related to an isolated credit relationship which we moved to non-accrual status in the fourth quarter.  We continue to work with our customers to resolve problem credits and focus on managing a moderate risk profile,” added Gasior.

Performing restructured loans were $5.0 million, which are included in total nonperforming assets at year end. Excluding performing restructured loans, nonperforming assets were 1.2% of total assets compared to 1.4% a year ago  The allowance for loan losses (ALLL) declined to 1.32% of total loans at December 31, 2015, compared to 1.44% of total loans at December 31, 2014 and 1.44% at September 30, 2015.  Provision for loan losses was $65,000 for the fourth quarter 2015, compared to $1.2 million for the fourth quarter 2014 and $100,000 for the third quarter 2015. For the full year 2015, provision for loan losses was $455,000, lower than the provision of $1.6 million for the year ended December 31, 2014.

Net charge-offs totaled $47,000 for the fourth quarter of 2015, compared to $26,000 for the fourth quarter a year earlier and $378,000 for the third quarter of 2015.  For the full year 2015, net charge offs were $463,000 compared to $200,000 for 2014.

Capital and Dividends

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin.  For the quarter ended December 31, 2015, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well-capitalized Minimum
Tier 1 leverage ratio	10.62%	9.17%	5.00%
Tier 1 risk-based capital ratio	13.90%	12.01%	8.00%
Total risk-based capital ratio	15.08%	14.56%	10.00%

The Company actively repurchased shares through the Stock Repurchase Plan during the second half of 2015.  To supplement our quarterly cash dividend and to create shareholder value, the Company repurchased 123,000 shares through December at an average cost of $15.03 per share.  These repurchases, which represent nearly 1.5% of outstanding shares, assist in managing excess capital while promoting more liquidity in the market.  The Board approved a resolution to continue with the repurchase plan for 2016.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio.  Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio and two financial services centers, in Beachwood and Fairlawn, Ohio.  For additional information about Cortland Banks visit http://www.cortland-banks.com.

Forward Looking Statement

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

SELECTED FINANCIAL DATA
(In thousands of dollars, except for ratios and per share amounts)
Unaudited
	Three Months Ended				Twelve Months Ended
	Dec. 31, 2015	Dec. 31, 2014	Var %	Sept. 30, 2015	Var %	Dec. 31, 2015	Dec. 31, 2014	Var %
SUMMARY OF OPERATIONS
Interest income	$5,395	$5,222	3%	$5,295	2%	$21,113	$20,665	2%
Interest expense	(679)	(688)	(1)	(649)	5	(2,607)	(2,884)	(10)
Net interest income	4,716	4,534	4	4,646	2	18,506	17,781	4
Provision for loan losses	(65)	(1,150)	(94)	(100)	(35)	(455)	(1,638)	(72)
NII after loss provision	4,651	3,384	37	4,546	2	18,051	16,143	12
Investment security gains	47	397	(88)	47	-	64	915	(93)
Non-interest income	903	898	1	999	(10)	3,845	3,212	20
Non-interest expense	(4,192)	(4,115)	2	(3,990)	5	(16,363)	(15,499)	6
Income before tax	1,409	564	150	1,602	(12)	5,597	4,771	17
Federal income tax expense	323	21	1,438	375	(14)	1,219	902	35
Net income	$1,086	$543	100%	$1,227	(11)%	$4,378	$3,869	13%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,405	4,528	(3)%	4,463	(1)%	4,405	4,528	(3)%
Earnings per share	$0.24	$0.12	100	$0.27	(11)	$0.97	$0.85	14
Dividends per share	0.06	0.05	20	0.06	-	0.24	0.18	33
Market value	15.90	15.75	1	14.31	11	15.90	15.75	1
Book value	12.87	12.33	4	12.82	-	12.87	12.33	4
Market value to book value	123.54%	127.74%	(3)	111.62%	11	123.54%	127.74%	(3)

BALANCE SHEET DATA
Assets	$612,443	$568,932	8%	$570,250	7%	$612,443	$568,932	8%
Investments securities	162,035	170,108	(5)	159,809	1	162,035	170,108	(5)
Total loans	394,254	360,185	9	359,834	10	394,254	360,185	9
Total deposits	496,404	456,761	9	454,547	9	496,404	456,761	9
Borrowings	49,654	49,914	(1)	49,874	-	49,654	49,914	(1)
Shareholders’ equity	56,684	55,852	1	57,235	(1)	56,684	55,852	1

AVERAGE BALANCE SHEET DATA
Average assets	$583,014	$552,680	5%	569,424	2%	$568,897	$542,542	5%
Average total loans	367,812	335,885	10	359,662	2	356,105	325,747	9
Average total deposits	471,053	437,923	8	453,188	4	454,920	428,468	6
Average shareholders' equity	57,089	55,756	2	56,616	1	56,625	53,648	6

ASSET QUALITY RATIOS
Net (charge-offs) recoveries	$(47)	$(26)	81%	$(378)	(88)%	$(463)	$(200)	132%
Net (charge-offs) recoveries to average loans	(0.05)%	(0.03)%	67	(0.42)%	(88)	(0.13)%	(0.06)%	117
Non-performing loans as a % of loans	2.94	2.35	25	2.36	25	2.94	2.58	14
Non-performing assets as a % of assets	2.02	1.77	14	1.63	24	2.02	1.77	14
Allowance for loan losses as a % of total loans	1.32	1.44	(8)	1.44	(8)	1.32	1.44	(8)
Allowance for loan losses as a % of non-performing loans	44.76	56.07	(20)	60.87	(26)	44.76	56.07	(20)

FINANCIAL RATIOS\STATISTICS
Return on average equity	7.61%	3.90%	95%	8.67%	(12)%	7.73%	7.21%	7%
Return on average assets	0.75	0.39	92	0.86	(13)	0.77	0.71	8
Net interest margin	3.63	3.68	(1)	3.67	(1)	3.65	3.67	(1)
Efficiency ratio	72.28	72.72	(1)	67.42	7	70.46	69.78	1
Number of employees (FTE)	157	153	3	151	4	152	153	(1)

CAPITAL RATIOS
Tier 1 leverage ratio
Company	10.62%	10.66%	-%	10.89%	(2)%	10.62%	10.66%	-%
Bank	9.17	9.17	-	9.39	(2)	9.17	9.17	-
Common equity tier 1 ratio
Company	12.78	N/A	N/A	13.02	(2)	12.78	N/A	N/A
Bank	12.01	N/A	N/A	12.23	(2)	12.01	N/A	N/A
Tier 1 risk-based capital ratio
Company	13.90	14.58	(5)	14.17	(2)	13.90	14.58	(5)
Bank	12.01	12.56	(4)	12.23	(2)	12.01	12.56	(4)
Total risk-based capital ratio
Company	15.09	15.82	(5)	15.37	(2)	15.09	15.82	(5)
Bank	14.56	15.31	(5)	14.82	(2)	14.56	15.31	(5)

CONTACT:  James M. Gasior, President & CEO
(330) 282-4111